Exhibit 10.17

AMENDMENT FIVE TO SOFTWARE DEVELOPMENT AGREEMENT

This Amendment Five ("Amendment Five") to the Software Development Agreement is made as of this 20 day of December, 2016 (the "Effective Date"), by and between Pala Interactive Canada, Inc. (formerly RealTime Edge Software Inc.) ("PALA") and Club Services, Inc. as successor-in-interest to Centaurus Games, LLC ("CSI") (collectively referred to as the "Parties").

WHEREAS, the Parties hereto entered into a Software Development Agreement dated as of September 16, 2008, as amended by that certain Amendment One to the Software Development Agreement dated as of September 12, 2011, that certain Amendment Two to the Software Development Agreement dated as of March 29, 2012, that certain Amendment Three to the Software Development Agreement dated as of August 28, 2013, and that certain Amendment Four to the Software Development Agreement dated as of April 24, 2014 (collectively, the "Agreement"); and

WHEREAS, the Parties hereto desire to extend the Term of the Agreement, amend the Compensation, and clearly outline events upon termination.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. Term/Upon Termination. The Formal Notice of Termination sent by CSI to PALA dated August 24, 2016, is hereby revoked by the Parties, and Section 8.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

"8.1 This Agreement shall expire two (2) years after the Effective Date of this Amendment Five. Upon expiration of the Term, CSI may request extension of the Term for an additional two (2) years upon the same terms of this Agreement by serving written notice to PALA at least ninety (90) days prior to the expiration of the then-existing Term. Such extension will require mutual agreement of the Parties. Upon expiration or any earlier termination of this Agreement, upon CSI's election, PALA shall deliver or cause to be delivered to CSI the Source Code and Additional Codes as described in Section 6 of this Agreement."

3. Compensation/Freemium. Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

"2.2 For "Maintenance" of the Product and "Reporting Support," commencing as of January 1, 2017, CSI shall pay PALA Forty One Thousand, Six Hundred Sixty Six U.S. Dollars and Sixty Seven Cents ($41,666.67 USD) per month ("Monthly Fee"). This Monthly Fee shall include Services in which PALA assists CSI in migrating the freemium business of ClubWPT to CSI's parent company's PlayWPT platform (including, without limitation, PALA assisting with in-game messaging, removing play chips buying functionality, removing play chip top-up processes, modifying virtual goods features, shutting down ClubWPT Facebook product, etc.). Such Monthly Fee shall be payable monthly in advance on the first day of each month within thirty (30) days after receipt of an invoice.

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For purposes of this Agreement, "Maintenance" shall mean services necessary to keep the current Product functioning based on the Product's agreed-upon scope of work, including bug fixes, minor modifications and minor enhancements to improve the Product as agreed by the Parties in good faith, but shall not include any new major features as set forth in Section 2.3. For purposes of this Agreement, "Reporting Support" shall mean producing and supporting the production of reports as requested by CSI. This Section 2.2 does not constitute a warranty that the Product will function without additional costs beyond Maintenance. The Parties acknowledge and agree that the warranties under this Agreement are exclusively set forth in Section 7 of this Agreement."

4. Migration. The following is added to the Agreement as new Section 2.4:

"Upon expiration or any earlier termination of this Agreement, if CSI elects for PALA to make the following deliveries and provide the following services relating to migration, the following provisions will apply:

(a) Prior to the date of expiration or termination, the parties will agree, in good faith, on a reasonable timetable for migration of information and materials and delivery by PALA of the services contemplated by this Section.

(b) The fee payable by CSI to PALA in consideration for the deliveries, services and assistance contemplated by this Section will be Five Hundred Thousand U.S. Dollars ($500,000 USD) (the "Termination Migration Fee"). On the date that CSI requests the commencement of the migration, CSI shall pay to PALA the first instalment of the Termination Migration Fee, in the amount of Two Hundred and Fifty Thousand U.S. Dollars ($250,000) (the "First Instalment") within thirty (30) days of receipt of an invoice.

(c) Subject to the prior receipt of the First Instalment and the following provisions of this Section, PALA shall deliver or cause to be delivered to CSI the encryption keys which will enable CSI to migrate its customer accounts, including without limitation historical transaction information ("Customer Data"). Delivery of such encryption keys shall be made pursuant to then-current PCI compliance guidelines (or other industry-standard best practice guidelines applicable to transfer of customer data) any other applicable laws and regulations, so as to ensure a seamless transition of customers to an alternate platform on the agreed timetable. PALA shall assist CSI with migration efforts by providing reasonable transferring services and migration support services in association with the termination ("Termination Migration Services") according to the agreed timetable; provided however, PALA's Termination Migration Services will be limited to 500 man hours, unless otherwise agreed by the parties.

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(d) The balance of the Termination Migration Fee in the amount of Two Hundred and Fifty Thousand U.S. Dollars ($250,000) will be paid by CSI to PALA upon completion of the Termination Migration Services and within thirty (30) days of receipt of an invoice."

5. Exhibit 1.4. Exhibit 1.4 of the Agreement is hereby deleted in its entirety and replaced with the Exhibit 1.4 attached to this Amendment Five.

6. Counterparts. This Amendment Five may be executed in one or more counterparts, each of which shall be deemed an original. Facsimile or electronic signatures shall be deemed originals.

7. Governing Law/Venue/No Other Changes. The Agreement shall be governed by the laws of the State of California. The Parties agree that any dispute related to the Agreement must be venued in any court of competent jurisdiction in Orange County, California, and the Parties submit to the jurisdiction thereof . Except as otherwise set forth herein, no other changes, amendments or modifications are made to the Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment Five as of the date and year first written above.

Pala Interactive Canada, Inc. (“PALA”)	Club Services, Inc. (“CSI”)

By: /s/ Jim Ryan	By: /s/ Adam Pliska
Name: Jim Ryan	Name: Adam Pliska
Its: President & CEO	Its: CEO/President

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EXHIBIT 1.4

PRODUCT CONTENTS

1) Web-Browser Based Grune Module Product:

a.	The web-browser based game module product is a gaming application that connects to Facebook and provides a fully featured poker game and blackjack in ring and tournament format.
b.	Players can use their accounts on Facebook to authenticate and login.
c.	Players can sign up and become VIP members and receive various benefits.
d.	The web-browser based game module product enhances the player gaming experience with virtual goods, badges and achievements, leaderboards, and playing with friends.

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